Exhibit 99.1

News Release

Contacts:	Media – Joseph F. Ailinger Jr.	Analysts – Andy Clark
	(617) 722-7571	(412) 234-4633
	ailinger.jf@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON TO ESTABLISH RHODE ISLAND PRESENCE THROUGH ACQUISITION OF

THE PROVIDENCE GROUP INVESTMENT ADVISORY COMPANY

—Addition of Providence-based investment management firm is third acquisition for

Mellon’s Private Wealth Management group this year—

BOSTON and PROVIDENCE, September 7, 2004 — Mellon Financial Corporation announced that it has reached a definitive agreement to acquire The Providence Group Investment Advisory Company, a privately held, Providence-based investment management firm specializing in meeting the investment needs of high net worth individuals and families. Terms of the agreement, expected to close in the fourth quarter, were not disclosed.

“Rhode Island has long been an important market to Mellon, and one that we have served actively for many years from our Boston headquarters,” said David F. Lamere, Mellon vice chairman and president of its Private Wealth Management group. “We view this acquisition as a tremendous opportunity to further strengthen our Northeast presence and our local commitment to clients. It’s also another example of our corporate growth strategy in action as Mellon continues to invest in its fee-based businesses.”

“We’re very pleased to welcome Mellon to the Ocean State,” said Governor of Rhode Island Donald L. Carcieri. “Our state’s economic vitality makes Rhode Island a great location for financial services firms like Mellon – both in terms of a growing customer base and strong talent pool.”

“The expertise and resources of a wealth management leader like Mellon are an excellent fit both for our firm and the Rhode Island market,” said H. James Field, Jr., The Providence Group co-managing director. “We’re now in a position to offer a higher level of wealth management expertise to a broader range of financially successful individuals and families here.”

“This is great news for our existing clients,” said Scott B. Laurans, The Providence Group co-managing director. “They will be able to benefit from a broader array of services and products, including strategic asset allocation expertise, alternative investments, and fiduciary powers.”

Field and Laurans will remain at The Providence Group and continue to serve their clients. In fact, Mellon has plans to immediately grow its Rhode Island employee base, including the relocation of two Mellon executives from Boston to Providence.

The agreement with The Providence Group, which will add roughly $750 million in client assets to Mellon, is Mellon’s seventh acquisition in its Private Wealth Management group in four years and third this year. Mellon announced in July an agreement to acquire Nevada-based Paragon Asset Management and acquired Seattle-based Safeco Trust Company in April. Prior acquisitions included investment management firms in Georgia (2003), Ohio (2002), California (2001) and Washington (2000).

With more than $75 billion in client assets, Mellon’s Private Wealth Management group maintains more than 60 offices nationwide, with locations in California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, New Jersey, New York, Ohio, Pennsylvania, Washington and Washington, D.C.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has more than $3.6 trillion in assets under management, administration or custody, including more than $675 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. More about Mellon is available at www.mellon.com.

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EDITOR’S NOTE: Governor Carcieri will greet executives of Mellon Financial and The Providence Group in the State Room of the Rhode Island State House at 10:00 a.m., Tuesday, September 7. The meeting is open to the media.